Exhibit 99

175 Ghent Road Fairlawn, Ohio 44333 www.omnova.com

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS SIGNIFICANTLY

IMPROVED SECOND QUARTER EARNINGS AND CASH FLOW

•	Earnings per share of $0.12, an improvement of $0.19 per share compared to the second quarter of 2008.

•	Segment operating profit of $11.6 million, an increase of $8.6 million over the second quarter of 2008.

•	Net Debt declined $26.1 million during the quarter to $141.0 million due to improved profitability and strong cash flow from operations.

•	Net Debt / EBITDA ratio improved to 2.8, compared to 3.7 as of November 30, 2008, and under the loan covenant of 5.5. Borrowing capacity grew to $46.4 million.

FAIRLAWN, OHIO, June 23, 2009—OMNOVA Solutions Inc. (NYSE: OMN) today reported net income of $5.1 million, or $0.12 per diluted share, for the second quarter ended May 31, 2009, compared to a net loss of $3.1 million, or $0.07 per diluted share, for the second quarter of 2008. Included in the second quarter of 2009 were restructuring and severance charges of $0.8 million and a net pension plan curtailment gain of $0.7 million resulting from the suspension of the accrual of future service benefits for all salary and non-union hourly employees and certain union hourly employees.

Net sales decreased $58.4 million, or 26.6%, to $161.3 million for the second quarter of 2009 compared to $219.7 million for the second quarter of 2008. The second quarter decrease was the result of lower selling prices and weak market demand which were partially offset by market share gains and penetration into new adjacent markets. Gross profit improved to $40.0 million, with margins of 24.8%, in the second quarter of 2009 compared to $33.8 million,

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OMNOVA Add 1

and margins of 15.4%, in the second quarter of 2008. The margin improvement was due primarily to lower raw material and manufacturing costs.

“Our improved second quarter performance reflects the impact from a number of positive actions by the Company, including broad-based cost reductions, structurally improved pricing and the introduction of innovative new products, as well as lower raw material costs,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “Despite weak market conditions, we achieved significantly improved earnings and cash flow from operations which allowed us to further reduce our debt and increase the Company’s financial flexibility. This was the fourth consecutive quarter that the Company reduced its Net Debt-to-EBITDA leverage ratio, ending the quarter at 2.8, and the second consecutive quarter of year-over-year earnings improvement. Though the overall economic environment remains uncertain, because of the fundamental improvements occurring at OMNOVA we expect the second half of 2009 to be profitable and cash flow positive.” McMullen added.

Selling, general and administrative expense in the second quarter of 2009 fell to $25.7 million, compared to $27.5 million in the second quarter of 2008. Second quarter 2009 interest expense was $2.0 million, a decrease of $1.5 million as compared to the second quarter of 2008, due to lower average interest rates and debt. The weighted average cost of borrowing during the second quarter of 2009 was 4.4%, a significant improvement from 6.6% in the second quarter of 2008.

The Company’s Net Debt declined $26.1 million during the quarter to $141.0 million as compared to $167.1 million at the end of the first quarter of 2009. Since November 30, 2008, debt has been reduced by $38.0 million. Debt is comprised of a term loan facility with $143.1 million outstanding which matures in 2014, a revolving asset-based credit facility with $9.1 million outstanding which matures in 2012 and $4.4 million in short-term debt, primarily in Asia, which matures in 2009. Unused and available borrowing capacity under the Company’s revolving asset-based credit facility grew to $46.4 million at May 31, 2009. Cash on hand, primarily in foreign operations, increased $8.4 million in the quarter.

EBITDA, as defined in the Company’s borrowing agreements for the calculation of the net leverage ratio, was $11.5 million for the second quarter of 2009, compared to $9.7 million for the second quarter of 2008. EBITDA for the twelve months ended May 31, 2009 was $50.3 million, compared to $47.8 million for the twelve months ended November 30, 2008. OMNOVA’s leverage ratio of Net Debt-to-EBITDA improved for the fourth consecutive quarter, ending at 2.8 on May 31, 2009. The loan covenant requires a ratio of 5.5 or less. An explanation of how the Company defines EBITDA and Net Debt and reconciliations of EBITDA to

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income (loss) from continuing operations and Net Debt to total debt are provided in the Non-GAAP and Other Financial Measures section of this earnings release.

Performance Chemicals—Net sales during the second quarter of 2009 decreased 30.5%, to $87.0 million, compared to $125.2 million in the second quarter of 2008. The decrease was driven primarily by weaker market conditions, which led to volume decreases of $20.8 million, or 16.6%, lower selling prices of $15.6 million and unfavorable currency translation effects of $1.8 million. Segment operating profit was $11.4 million for the second quarter of 2009, up from $1.9 million for the second quarter of 2008. The year-over-year operating profit improvement was driven by cost reduction actions in both manufacturing and SG&A, improved contribution margin per pound and lower raw material costs, which were partially offset by lower volumes.

While volumes were weaker on a year-over-year basis, the daily sales run rate in the second quarter of 2009 was better than the prior quarter. Additionally, the Company’s industry-leading technology won new business in several markets.

Decorative Products—Net sales were $74.3 million during the second quarter of 2009, a decrease of $20.2 million, or 21.4%, compared to the second quarter of 2008. Sales were lower due to volume decreases of $16.7 million and an unfavorable currency translation effect of $4.2 million, which were offset by price increases of $0.7 million. Segment operating profit for the second quarter of 2009 was $0.2 million, compared to $1.1 million for the second quarter of 2008, but is a sequential improvement over the first quarter 2009 loss of $2.9 million. The improvement in the second quarter of 2009 versus the first quarter of 2009 was due to significant cost reduction actions and lower raw material costs. This quarter’s operating profit includes restructuring and severance charges of $0.8 million.

Included in Decorative Products’ results for the quarter are sales of $23.4 million from its Asian businesses, compared to $24.0 million in the second quarter of 2008. The Asian businesses generated operating profit of $1.9 million during the second quarter of 2009 as compared to a loss of $0.9 million for last year’s second quarter. This improvement was driven by lower raw material costs, significant cost reduction actions and improved productivity.

OMNOVA continues to offer an ever-broader selection of innovative products serving core and adjacent markets, including recyclable and 30% recycled-content wallcovering, pool liner films and health care products.

Pension—During the quarter, the Company froze future pension plan benefit accruals for all salary and non-union hourly employees, as well as employees at one union hourly location, resulting in a consolidated net pension plan curtailment gain of $0.7 million. The

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impact in the second quarter of 2009 was an increase in manufacturing costs of $0.7 million and a reduction in SG&A expense of $1.4 million. The impact on segment operating profit for Performance Chemicals was an expense of $0.3 million while Decorative Products recorded a benefit of $0.7 million and Corporate Expense included a benefit of $0.3 million in the quarter.

Earnings Conference Call—OMNOVA Solutions has scheduled its Earnings Conference Call for Wednesday, June 24, 2009, at 11:00 a.m. ET. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon ET, July 15, 2009. A telephone replay will also be available beginning at 1:00 p.m. ET on June 24, 2009, and ending at 11:59 p.m, ET on July 15, 2009. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 102261.

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Non-GAAP and Other Financial Measures

Reconciliation of segment sales and operating profit to consolidated net sales and income (loss) before income taxes

Management reviews the information below in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management believes that this information is useful for providing the investor with an understanding of the Company’s business and operating performance.

(Dollars in millions)	Three Months Ended May 31,		Six Months Ended May 31,
	2009	2008	2009	2008
Performance Chemicals	$87.0	$125.2	$181.6	$244.1
Decorative Products	74.3	94.5	139.9	166.2

Total Sales	$161.3	$219.7	$321.5	$410.3

Segment Operating Profit (1)
Performance Chemicals	$11.4	$1.9	$19.2	$4.5
Decorative Products	.2	1.1	(2.7)	1.0
Interest expense	(2.0)	(3.5)	(4.2)	(6.9)
Corporate expense	(4.0)	(2.4)	(6.6)	(4.4)

Income (Loss) Before Income Taxes	$5.6	$(2.9)	$5.7	$(5.8)

Capital expenditures	$1.7	$3.8	$3.1	$6.9

(1)

Segment operating profit for the second quarter 2009 included restructuring and severance charges of $0.8 million for Decorative Products. Segment operating profit for the first half of 2009 included restructuring and severance charges of $0.1 million and $1.5 million for Performance Chemicals and Decorative Products, respectively. Also included in segment operating profit for the second quarter and first half of 2009 is a pension curtailment loss of $0.3 million for Performance Chemicals and a gain of $0.7 million for Decorative Products. Management excludes these items when evaluating the results of the Company’s ongoing business.

Reconciliation of income (loss) from continuing operations to EBITDA and total debt to Net Debt

This earnings release includes EBITDA and Net Debt which are non-GAAP financial measures as defined by the Securities and Exchange Commission. EBITDA is calculated in accordance with the definition of Net Leverage Ratio as set forth in the Company’s $150,000,000 Term Loan Credit Agreement dated as of May 22, 2007, beginning with income (loss) from continuing operations and excluding charges for interest, taxes, depreciation and amortization, amortization of deferred financing costs, net earnings of joint ventures less cash dividends, net earnings of foreign subsidiaries less cash dividends, loss on debt transactions, gains or losses on sale or disposal of capital assets, loss from write-down of non-current assets, non-cash income or expense for the Company’s pension plans, gains or losses from changes in the LIFO reserve, and non-cash charges for the 401(k) company match and up to $2.0 million annually for restructuring, severance and non-recurring charges. Net Debt is calculated as total debt, outstanding letters of credit and the fair value of the interest rate swap (if in a loss position) less cash, cash equivalents and restricted cash. EBITDA and Net Debt are not measures of financial performance under GAAP. EBITDA and Net Debt are not calculated in the same manner by all companies and accordingly are not necessarily comparable to similarly titled measures of other companies and may not be an appropriate measure for comparing performance relative to other companies. EBITDA and Net Debt should not be construed as indicators of the Company’s operating performance or liquidity and should not be considered in isolation from or as a substitute for net income (loss), cash flows from operations or cash flow data which are all prepared in accordance with GAAP. EBITDA and Net Debt are not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP. Management believes that presenting this information is useful to investors because these measures are commonly used as analytical indicators to evaluate performance, measure leverage capacity and debt service ability and by management to allocate resources. Set forth below are the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

(Dollars in millions) Reconciliation of income (loss) from continuing operations to EBITDA	Three Months Ended May 31,		Six Months Ended May 31,
	2009	2008	2009	2008
Income (loss) from continuing operations	$5.1	$(3.1)	$5.0	$(6.1)
Interest	1.8	3.3	3.9	6.5
Tax expense	.5	.2	.7	.3
Depreciation and amortization	5.7	6.4	11.3	11.8
Amortization of deferred financing costs	.2	.2	.3	.4
Net earnings of joint ventures less cash dividends	—	.2	—	—
Net earnings of foreign subsidiaries less cash dividends	(1.5)	.4	(1.5)	(.1)
Loss on debt transactions	—	—	—	—
(Gains) or losses on sale or disposal of capital assets	.7	—	.7	—
Non-cash (income) or expense for pension plans	.4	1.4	1.5	2.9
(Gain) or loss on change in LIFO reserve	(2.2)	—	(4.9)	—
Non-cash charge for 401(k) company match	.4	.7	.4	1.1
Restructuring, severance and non-recurring charges	.4	—	1.3	(.6)

EBITDA	$11.5	$9.7	$18.7	$16.2

(Dollars in millions) Reconciliation of total debt to Net Debt	May 31, 2009	November 30, 2008	May 31, 2008
Total debt	$156.6	$188.3	$197.9
Outstanding letters of credit and interest rate swap	8.1	8.1	9.0
Cash and cash equivalents	(23.7)	(17.4)	(13.1)

Net Debt	$141.0	$179.0	$193.8

OMNOVA Add 6

This press release includes “forward-looking statements” as defined by federal securities laws. These statements are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent management’s current judgment, belief, assumption, estimate or forecast about future events, circumstances or results and may address sales, profits, markets, products, customers, raw materials, financial condition, and accounting policies, among other matters. Words such as, but not limited to, “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic,” “likely,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. Some risks and uncertainties are inherent in business generally and other risks and uncertainties are specific to the Company’s businesses and operations. These risks and uncertainties and the achievement of expected results depend on many factors, some of which are not predictable or within the Company’s control. The occurrence of risk factors could adversely affect our results and, in some cases, such effect could be material.

Risk factors and uncertainties that may cause actual results to differ materially from expected results include, among others: economic trends affecting the economy in general and/or the Company’s end use markets; prices and availability of raw materials including styrene, butadiene, vinyl acetate monomer, polyvinyl chloride, acrylics and textiles; ability to increase pricing to offset raw material cost increases; product substitution and/or demand destruction due to product technology, performance or cost disadvantages; loss of a significant customer; customer and/or competitor consolidation; customer bankruptcy; ability to successfully develop and commercialize new products; increased imports into and off-shoring production from North America; ability to successfully implement productivity enhancement and cost reduction initiatives; unexpected full or partial suspension of plant operations; the Company’s strategic alliance, joint venture and acquisition activities; loss or damage due to acts of war or terrorism, natural disasters, accidents, including fires, floods, explosions and releases of hazardous substances; stock price volatility; governmental legislative and regulatory changes, including changes impacting environmental compliance, pension plans, products and raw materials; compliance with extensive environmental, health and safety laws and regulations; rapid inflation in health care costs and assumptions used in determining health care cost estimates; risks associated with foreign operations including political unrest and fluctuations in exchange rates of foreign currencies; prolonged work stoppage resulting from labor disputes with unionized workforce; meeting required pension plan funding obligations; infringement or loss of the Company’s intellectual property; litigation and claims against the Company related to products, services, contracts, employment, environmental, safety, intellectual property and other matters arising out of the Company’s business and adverse litigation judgments or settlements; absence of or inadequacy of insurance coverage for litigation, judgments, settlements or other losses; availability of financing to fund operations at anticipated rates and terms; loan covenant default arising from substantial debt and leverage and the inability to service that debt, including increases in applicable short-term borrowing rates.

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All written and verbal forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by these risk factors. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation, and specifically declines any obligation, other than that imposed by law to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

OMNOVA Solutions Inc. is a technology-based company with 2008 sales of $869 million and a current workforce of approximately 2,415 employees worldwide. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com.

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OMNOVA SOLUTIONS INC.

Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2009	2008	2009	2008
Net Sales	$161.3	$219.7	$321.5	$410.3

Cost of goods sold	121.3	185.9	249.8	346.0

Gross Profit	40.0	33.8	71.7	64.3

Selling, general and administrative	25.7	27.5	48.6	52.6
Depreciation and amortization	5.7	6.4	11.3	11.8
Restructuring and severance	.8	—	1.7	—
Interest expense	2.0	3.5	4.2	6.9
Other expense (income), net	.2	(.7)	.2	(1.2)

	34.4	36.7	66.0	70.1

Income (Loss) Before Income Taxes	5.6	(2.9)	5.7	(5.8)
Income tax expense	.5	.2	.7	.3

Net Income (Loss)	$5.1	$(3.1)	$5.0	$(6.1)

Basic and Diluted Income (Loss) Per Share
Net income (loss) per share	$.12	$(.07)	$.12	$(.14)

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OMNOVA SOLUTIONS INC.

Condensed Balance Sheets

(Dollars in millions, except per share amounts)

	May 31, 2009	November 30, 2008
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$23.7	$17.4
Accounts receivable, net	93.1	118.3
Inventories	36.1	46.1
Prepaid expenses and other	3.5	4.5
Deferred income taxes	1.6	1.5

Total Current Assets	158.0	187.8

Property, plant and equipment, net	145.8	153.7
Trademarks and other intangible assets, net	4.9	5.5
Other assets	4.2	4.6

Total Assets	$312.9	$351.6

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Amounts due banks	$5.9	$6.2
Accounts payable	56.8	68.1
Accrued payroll and personal property taxes	11.3	13.0
Employee benefit obligations	3.3	3.2
Other current liabilities	2.6	3.4

Total Current Liabilities	79.9	93.9

Long-term debt	150.7	182.1
Postretirement benefits other than pensions	9.0	9.3
Pension liabilities	14.0	13.0
Deferred income taxes	2.2	2.3
Other liabilities	15.1	14.4

Total liabilities	270.9	315.0

Shareholders’ Equity
Preference stock—$1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock—$0.10 par value; 135 million shares authorized; 43.9 million shares issued at May 31, 2009 and November 30, 2008	4.4	4.4
Additional contributed capital	312.6	311.8
Retained deficit	(239.6)	(245.4)
Treasury stock at cost; .1 million shares at May 31, 2009 and November 30, 2008	(.1)	(.6)
Accumulated other comprehensive loss	(35.3)	(33.6)

Total Shareholders’ Equity	42.0	36.6

Total Liabilities and Shareholders’ Equity	$312.9	$351.6